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                                                                    EXHIBIT 10.6

                     DARWIN PROFESSIONAL UNDERWRITERS, INC.
                            LONG TERM INCENTIVE PLAN
                    (AS AMENDED, EFFECTIVE NOVEMBER 11, 2005)


By action of the Board of Directors of Darwin Professional Underwriters, Inc., the Darwin Professional Underwriters, Inc. Long Term Incentive Plan has been amended and restated in its entirety to read as set forth below, such amendment and restatement to be effective as of November 11, 2005 and to be applicable to awards made in respect of all calendar years beginning with calendar year 2003.

I.       Purpose

         The purposes of the Darwin Professional Underwriters, Inc. Long Term Incentive Plan (the "Plan") are to:

         -        Reward successful management of the business

         -        Support retention of key executives

         - Provide a vehicle through which the Board of Directors of the Company (the "Board") can base incentive compensation on the Company's performance.

         The Plan consists of interests in successive annual profit pools (each, a "Profit Pool") to be established for each calendar year (each, a "Profit Pool Year") beginning in calendar year 2003. Each Participant (as defined herein) in a Profit Pool will be awarded a percentage interest in such Profit Pool (an "Award"). A payment in respect of an Award ("Payout") will be made in part following the end of the four-year period commencing with the Profit Pool Year (the "Year Four Payout"), in part following the end of the five-year period commencing with the Profit Pool Year (the "Year Five Payout"), and in part following the end of the six-year period commencing with the Profit Pool Year (the "Year Six Payout"), all as provided and subject to the terms and conditions provided herein.

         Payout amounts will be determined by the Committee (as defined herein), consistent with the terms hereof. The Plan is intended to produce Payouts consistent with long term profitability. Accordingly, negative balances in any Outstanding Profit Pool (as defined herein) or in any Closed Profit Pool (as defined herein) will affect positive balances in any Outstanding Profit Pools. The 2003 Profit Pool Year would be paid out in part following completion of the Darwin Group Financial Statements for the year ended December 31, 2006 (i.e., the Year Four Payout would be made in spring 2007), in part following completion of the Darwin Group Financial Statements for the year ended December 31, 2007 (i.e., the Year Five Payout would be made in spring 2008), and in part following completion of the Darwin Group Financial Statements for the year ended December 31, 2008 (i.e., the Year Six Payout would be made in spring 2009).

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II.      Definitions

         In addition to the terms otherwise defined in this Plan, the following definitions are applicable to this Plan:

         (1) AFFILIATE, when used with reference to any person, shall mean another person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the person specified. The term "control" (including the terms "controlled by" and "under common control with") means the ability, directly or indirectly, to direct or cause the direction of the management and policies of the person in question.

         (2) AIHL INSURANCE COMPANIES means Capitol Indemnity Corporation, Capitol Specialty Insurance Corporation, Platte River Insurance Company, Darwin Select Insurance Company and Darwin National Assurance Company.

         (3)      ALLEGHANY means Alleghany Corporation.

         (4) BENEFICIARY means the person or persons designated, in a written notice delivered to the Company, by the Participant to receive the amount, if any, payable under the Plan upon the Participant's death. If there is no such surviving Beneficiary, any amounts due with respect to the Participant shall be payable to the Participant's estate.

         (5) CAUSE means, with respect to a Participant, (i) the commission by such Participant of gross misconduct in connection with the performance of any of such Participant's duties to the Company or any Affiliate of the Company, (ii) willful failure by such Participant to implement reasonable directives of the Board of Directors, or the person(s) to whom such Participant reports, after written notice of such failure to such Participant, which failure is not corrected within 10 days following delivery of such written notice, or (iii) such Participant's conviction of a felony. Notwithstanding the foregoing, if a Participant is a party to an Employment Agreement which contains a definition of "Cause", such definition shall be applicable for purposes of the Plan.

         (6) CHANGE OF CONTROL EVENT means (i) prior to an IPO, (x) the occurrence of any Person, other than Alleghany or an Affiliate of Alleghany, owning directly or indirectly more than 50% of the outstanding voting securities (weighted by voting power) of the Company, or (y) a sale of more than 50% of the total gross fair market value of the assets of the Company to any Person other than Alleghany or an Affiliate of Alleghany, and
                  (ii) subsequent to an IPO, (x) the occurrence of any Person or Group, other than Alleghany or an Affiliate of Alleghany, owning directly or indirectly more than 50% of the outstanding voting securities (weighted by

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                  voting power) of the Company, or (y) a sale of more than 50%
                  of the total gross fair market value of the assets of the Company to any Person or Group other than Alleghany or an Affiliate of Alleghany.

         (7) CLOSED PROFIT POOL means any Profit Pool in respect of which the final Profit Pool Amount has been determined (i.e., a Profit Pool in respect of which a Year Six Payout has been determined).

         (8) COMMITTEE means the Compensation Committee of the Board or, if no such committee exists, the entire Board.

         (9) COMPANY means Darwin Professional Underwriters, Inc. or any successor corporation.

         (10) DARWIN GROUP means Darwin Group, Inc., or any successor corporation.

         (11) DARWIN GROUP FINANCIAL STATEMENTS means the most recently available audited consolidated financial statements of Darwin Group as prepared in accordance with generally accepted accounting principles as in effect as of the date of reference, as certified by Darwin Group's independent auditors and, if required, filed with the Securities and Exchange Commission; provided, however, that for any year for which the results of the Company and the Subsidiaries of Darwin Group are included in the consolidated financial statements of Alleghany or for any year that any of the AIHL Insurance Companies are not Subsidiaries of Darwin Group, as to such AIHL Insurance Companies, "Darwin Group Financial Statements" means the most recently available audited consolidated financial statements of Alleghany as prepared in accordance with generally accepted accounting principles as in effect as of the date of reference, as certified by Alleghany's independent auditors and filed with the Securities and Exchange Commission.

         (12) DISABILITY means the inability of a Participant to discharge his or her duties to the Company or any Affiliate of the Company due to physical or mental illness for one or more periods totaling six months during any consecutive twelve-month period.

         (13) EMPLOYMENT AGREEMENT means an employment agreement, if any, entered into between a Participant and the Company or any Affiliate of the Company.

         (14) GOOD REASON means a Participant's termination of employment with the Company if and only if such termination shall be the result of: (i) a material reduction, without such Participant's consent, of such Participant's responsibilities; or (ii) relocation of the principal executive offices of the Company, without such Participant's consent, to a location more than 25 miles from their current location in Farmington,

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                  Connecticut. Notwithstanding the foregoing, if a Participant is a party to an Employment Agreement which contains a definition of "Good Reason", such definition shall be applicable for purposes of the Plan.

         (15) GROUP has the meaning set forth in Rule 13d-5 under the Securities Exchange Act of 1934, as amended, as of the date hereof; provided, however, that no Person (including without limitation Alleghany and any Affiliate of Alleghany) who holds shares of Series B Preferred Stock of the Company, or who holds shares of common stock of the Company acquired upon conversion of shares of Series B Preferred Stock, shall be deemed to be a member of a Group, notwithstanding such Person's being party to a voting agreement or any other agreement with other Persons who are holders of shares of Series B Preferred Stock or of shares of common stock of the Company acquired upon conversion of shares of Series B Preferred Stock.

         (16) IPO means the initial public offering of shares of common stock of the Company pursuant to an effective registration statement under the Securities Act of 1933, as amended, in connection with which the shares of common stock of the Company become listed on a U.S. national securities exchange or traded on the Nasdaq National Market System.

         (17) NEGATIVE BALANCE has the meaning set forth in Paragraph V.(a) below.

         (18) OUTSTANDING PROFIT POOL means any Profit Pool which is not a Closed Profit Pool.

         (19) PARTICIPANT means, with respect to the Profit Pool for any Profit Pool Year, any member of the management of the Company or any Affiliate of the Company who is designated by the Committee to receive an Award in respect of such Profit Pool.

         (20)     PAYOUT has the meaning set forth in Paragraph I above.

         (21) PAYOUT PROFIT POOL has the meaning set forth in Paragraph V.(a) below.

         (22) PERSON shall mean any natural person, corporation, partnership, limited partnership, limited liability company, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or any other entity.

         (23) POSITIVE CREDIT has the meaning set forth in Paragraph V.(a) below.

         (24) PROFIT POOL YEAR BUSINESS means business underwritten by the Company and the Subsidiaries of Darwin Group during a Profit Pool Year,

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                  and for Profit Pool Years prior to 2006, shall include the business underwritten for the AIHL Insurance Companies pursuant to the Underwriting Management Agreements.

         (25) PROFIT POOL AMOUNT has the meaning set forth in Paragraph IV.(c) below.

         (26) RETIREMENT means the termination of a Participant's employment with the Company and all Affiliates of the Company, at or after reaching age 65, based on a decision by such Participant to retire. Notwithstanding the foregoing, if a Participant is a party to an Employment Agreement which contains a definition of "Retirement", such definition shall be applicable for purposes of the Plan.

         (27) SERIES B PREFERRED STOCK means the Series B Convertible Preferred Stock of the Company.

         (28) SUBSIDIARY means, with respect to any person, (i) a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, directly or indirectly, through one or more intermediaries, by such person, or (ii) in the case of unincorporated entities, any such entity with respect to which such person has the power, directly or indirectly, to designate more than 50% of the individuals exercising functions similar to a board of directors.

         (29) UNDERWRITING MANAGEMENT AGREEMENT means any underwriting management agreement between the Company and any AIHL Insurance Company in effect prior to 2006 whereby the Company has been authorized to write D&O, E&O and/or professional liability insurance for such AIHL Insurance Company.

         (30) VESTED PERCENTAGE has the meaning set forth in Paragraph V.(b) below.

III.     Administration and Awards

         (a)      Committee

                  The Plan shall be administered by the Committee. The Committee shall have the authority, in its sole discretion, to (i) interpret the Plan, adopt, amend and rescind rules and regulations relating to the Plan and take all other action necessary or advisable for the implementation and administration of the Plan, (ii) designate employees who are to be Participants in the Plan with respect to the Profit Pool for each Profit Pool Year, (iii) determine the percentage interest in a Profit Pool to be awarded to each Participant,
                  (iv) determine Payout amounts in respect of each

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                  Profit Pool, and (v) determine Payout amounts to be made to each Participant in a Profit Pool.

                  Decisions and determinations of the Committee on matters relating to the Plan shall be made in good faith and in accordance with the terms of the Plan. All such decisions and determinations of the Committee shall be conclusive. No member of the Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any Awards thereunder.

         (b)      Eligibility for Participation

                  Participants in the Profit Pool for each Profit Pool Year shall be designated by the Committee. In making such designations and in determining the percentage interest in such Profit Pool to be awarded to each Participant, consideration will be given to the functions and responsibilities of the individual, past and potential contributions to the Company's growth, the value of his or her services to the Company and any other factors deemed relevant by the Committee. It is the intention of the Company that Awards representing 100% of the interests in the Profit Pool for each Profit Pool Year will be made to Participants. The Committee may, in its sole discretion, determine that previous Awards of interests in a Profit Pool which are forfeited will be reallocated among other Participants, with the terms and conditions of such reallocations to be determined by the Committee.

                  Each Participant selected to receive an Award in the Profit Pool for a Profit Pool Year shall receive written notice of his or her selection and of the percentage interest in the Profit Pool represented by such Award.

IV.      Profit Pools

         (a)      Determination of Profit Pool Amounts Before 2006

                  In determining Profit Pools for Profit Pool Years 2003 through and including 2005, each Profit Pool for a Profit Pool Year shall represent an amount, positive or negative, equal to 20% of (A) the sum of (i) Affiliates' Investment Income (which may not be a negative number) for the Profit Pool Year and (ii) Underwriting Profit (which may be a positive or negative number), less (B) the Commission Shortfall (which may not be a negative number), if any, for the Profit Pool Year. For purposes of this Paragraph IV.(a), the following terms have the following meanings, and each shall be computed on basis of the Darwin Group Financial Statements:

                           AFFILIATES' INVESTMENT INCOME means, with respect to a Profit Pool Year, (i) an amount equal to the average amount of Affiliates' Investable Funds (determined as the average of the twelve such

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                           amounts on the last day of each month of such Profit
                           Pool Year), multiplied by (ii) the average yield on the 10-year Treasury Note for such year (determined as the average of the yields on the 10-year Treasury Note on the last day of each month of such year).

                           AFFILIATES' INVESTABLE FUNDS means, on the date of measurement, an amount, determined in all respects on a cash basis, equal to (i) net premiums received by the AIHL Insurance Companies in respect of Profit Pool Business for all Profit Pool Years before 2006 (net of paid acquisition costs, including Underwriting Management Commission and Profit Commission, and ceded reinsurance premiums, commissions and expenses), less (ii) net losses and net loss adjustment expense paid by the AIHL Insurance Companies in respect of Profit Pool Business for all Profit Pool Years before 2006.

                           UNDERWRITING PROFIT means, at any time of determination, an amount equal to the profitability or loss, before income taxes and investment income, of the Profit Pool Year Business to the AIHL Insurance Companies, taking into account, without limitation, net premiums earned, reinsurance premiums ceded, commissions on reinsurance ceded, paid losses and loss adjustment expense, reserves for known claims, reserves for incurred but not reported claims, Commissions (as defined in the Underwriting Management Agreements), and any other expenses (but exclusive of Profit Commissions, as defined in the Underwriting Management Agreements) incurred by the AIHL Insurance Companies in respect of the Profit Pool Year Business.

                           COMMISSION SHORTFALL means, with respect to any Profit Pool Year other than the 2003 Profit Pool Year, the excess, if any, of the Company's expenses over the Underwriting Management Commission. The UNDERWRITING MANAGEMENT COMMISSION with respect to a Profit Pool Year means the aggregate Underwriting Management Commission paid by the AIHL Insurance Companies pursuant to the Underwriting Management Agreements and shall be an amount equal to the lesser of (i) the Company's expenses for the Profit Pool Year and (ii) an amount equal to (x) 32% of the gross premium earned for the Profit Pool Year Business less
                           (y) all premium taxes and other acquisition expenses (other than Underwriting Management Commissions or Profit Commissions paid to the Company pursuant to the Underwriting Management Agreements) payable by the AIHL Insurance Companies in respect of such Profit Pool Year Business for the Profit Pool Year. For the 2003 Profit Pool Year, COMMISSION SHORTFALL means the amount (which may not be a negative number) by which (i) an amount equal to (x) the Company's expenses for the 2003 Profit Pool Year

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                           less (y) an amount equal to (A) 32% of gross premium
                           earned for the 2003 Profit Pool Year Business less
                           (B) all premium taxes and other acquisition expenses (other than Underwriting Management Commissions or Profit Commissions paid to the Company pursuant to the Underwriting Management Agreements) payable by the AIHL Insurance Companies in respect of the 2003 Profit Pool Year Business exceeds (ii) $8 million.

         (b)      Determination of Profit Pool Amounts Beginning in 2006

                  In determining Profit Pools for Profit Pools beginning with and including calendar year 2006, each Profit Pool for a Profit Pool Year shall represent an amount, positive or negative, equal to 20% of (A) the Underwriting Profit for the Profit Pool Year (which may be a positive or negative number), less (B) 5% of the Net Premiums Earned for the Profit Pool Year. For purposes of this Paragraph VI.(b), the following terms have the following meanings, and each shall be computed on basis of the Darwin Group Financial Statements.

                           UNDERWRITING PROFIT means, at any time of determination, an amount equal to the profitability or loss, before income taxes and investment income, of the Profit Pool Year Business of the Company and the Subsidiaries of Darwin Group, taking into account, without limitation, net premiums earned, reinsurance premiums ceded, commissions on reinsurance ceded, paid losses and loss adjustment expense, reserves for known claims, reserves for incurred but not reported claims, commissions, and any other expenses incurred in respect of the Profit Pool Year Business.

                           NET PREMIUMS EARNED means the amount of the premiums earned in respect of the Profit Pool Year Business, less the unearned premiums ceded to third party insurers and adjusted for any changes in the provision for unearned premiums.

         (c) Following completion of the Darwin Group Financial Statements for each year beginning with calendar year 2003, the Committee shall determine the amount represented by each Outstanding Profit Pool (each such amount, a "Profit Pool Amount"), and, promptly following such determination, the Committee shall provide written notice to each Participant in an Outstanding Profit Pool of the Profit Pool Amount for such Profit Pool.

V.       Payouts

         (a) Subject to the terms and conditions provided herein, at the time of the Year Four Payout for a Profit Pool, payment shall be made in an amount equal to 70% of the Profit Pool Amount (as then determined) for such

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                  Profit Pool; at the time of the Year Five Payout for a Profit
                  Pool, payment shall be made in an amount so that an aggregate amount equal to 85% of the Profit Pool Amount (as then determined) for such Profit Pool shall have been paid; and at the time of the Year Six Payout for a Profit Pool, a final payment shall be made so that an aggregate amount equal to 100% of the Profit Pool Amount (as then determined) for such Profit Pool (a "Closing Profit Pool") shall have been paid. All such Payouts shall be made no later than two and one-half (2-1/2) months following the end of the year of the Payout (i.e., the Four Year Payout - - for the 2003 Profit Pool Year will be paid no later than March 15, 2007) unless administratively impracticable, in which case payment shall be made as soon as reasonably practicable.

                  Upon determination of a final Profit Pool Amount for a Closing Profit Pool, any amounts theretofore paid in excess of the final Profit Pool Amount shall constitute a negative Profit Pool Amount for that Profit Pool, which shall then be a Closed Profit Pool. No Participant shall be required to make any cash payment to the Company in respect of any negative Profit Pool Amount in a Closing Profit Pool; provided, however, that any negative Profit Pool Amount shall be applied against Outstanding Profit Pools. In determining the Profit Pool Amount for a Profit Pool as to which a Payout amount for a Year Four Payout, a Year Five Payout or a Year Six Payout is being determined (a "Payout Profit Pool"), any negative Profit Pool Amount for any Closed Profit Pool or for any Outstanding Profit Pool (a "Negative Balance") shall be applied to reduce the Payout made in respect of any Payout Profit Pool. To the extent that a Negative Balance in respect of a Closed Profit Pool or an Outstanding Profit Pool is applied to reduce a Payout in respect of a Payout Profit Pool, such Negative Balance shall be reduced by the amount of the Negative Balance so applied to reduce the Payout in respect of such Payout Profit Pool. If a Negative Balance for an Outstanding Profit Pool is applied to reduce a Payout in respect of a Payout Profit Pool, a positive credit (a "Positive Credit") will be given to the extent that the Profit Pool Amount for the Outstanding Profit Pool which gave rise to the reduced Payout of such Payout Profit Pool improves in future years. The Committee shall allocate Negative Balances and Positive Credits in an equitable manner, with a view to providing long term compensation commensurate with long term results. The Committee shall allocate Negative Balances and Positive Credits first to the oldest of the Payout Profit Pools and last to the newest of the Payout Profit Pools. Determinations made by the Committee with regard to allocations of Negative Balances and Positive Credits shall be final and binding.

         (b)      Allocation of Payouts to Participants.

                  Each time that a Payout amount is finally determined in respect of an Outstanding Profit Pool, each Participant in such Outstanding Profit Pool

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                  shall receive a payment in respect of his or her Award in such
                  Profit Pool equal to (x) the aggregate Payout amount so determined multiplied by (y) the percentage interest in the Profit Pool represented by his or her Award, multiplied by (z) the Participant's Vested Percentage with respect to such Profit Pool.

                  Unless otherwise agreed in writing by the Company and a Participant in a Profit Pool, for purposes hereof, VESTED PERCENTAGE means, with respect to a Participant, 25% at the end of the two-year period commencing with the Profit Pool Year, 50% at the end of the three-year period commencing with the Profit Pool Year, and 100% at the end of the four-year period commencing with the Profit Pool Year, provided that a Participant is employed by the Company on the applicable vesting date.

                  Notwithstanding the foregoing, (i) in the event of the termination of a Participant's employment with the Company (x) by the Company, which is a termination for Cause, or (y) by such Participant other than for Good Reason, and provided that such termination is not as a result of death, Retirement or Disability, then all such Participant's Awards in Outstanding Profit Pools, whether vested or unvested prior to the date of such termination, shall be forfeited, (ii) in the event of the termination of a Participant's employment with the Company (x) by the Company, which is not a termination for Cause or (y) by such Participant for Good Reason, and provided that such termination is not as a result of death, Retirement or Disability, then, effective on the date of such termination, such Participant's Vested Percentage with respect to all Awards in Outstanding Profit Pools shall be 100%, (iii) in the event of the termination of a Participant's employment as a result of death, Retirement or Disability, then all such Participant's Awards in Outstanding Profit Pools which are unvested on the date of such termination shall be forfeited,
                  (iv) in the event of a Change of Control Event, then all Participants' Vested Percentage with respect to all Awards in Outstanding Profit Pools shall be 100%, effective on the date of such Change of Control Event. The rules contained in clauses (ii), (iii) and (iv) above shall not affect the timing of the payments made to Participants in respect of Awards; any such payments shall be made at the same time that Payouts for such Profit Pools are made to other Participants in those Profit Pools whose employment with the Company is continuing. For these purposes, employment by any Affiliate of the Company shall be deemed to be employment by the Company.

VI.      Miscellaneous

         (a)      Effective Date of the Plan

                  The Plan became effective as of January 1, 2003 with respect to the 2003 Profit Pool Year. The terms and provisions of the Plan as amended shall

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                  be applicable to each Profit Pool Year since the Plan became effective (i.e., beginning with the 2003 Profit Pool Year).

         (b)      Rights to Awards

                  No person shall have any claim or right to receive Awards under this Plan. Neither a Participant to whom Awards have been made nor his or her designated Beneficiary or legal representative shall have any right or interest in the Awards until the Awards for the Profit Pool Year have been made and Payouts in respect thereof shall have become due in accordance with the provisions of Paragraph V hereof.

         (c)      Non-Assignability

                  The rights of a Participant under the Plan are not assignable during his or her lifetime, except by will or by the laws of descent and distribution.

         (d)      Right to Employment

                  Nothing in the Plan shall confer upon any Participant the right to continue in the employ of the Company or any Affiliate of the Company or affect the right of the Company or any Affiliate of the Company to terminate the employment of such Participant.

         (e)      Withholding Taxes

                  Plan payments are to be made in cash and shall be net of an amount sufficient to satisfy any Federal, state and/or local withholding or other employment tax requirements.

         (f)      Newly Eligible Employees

                  The Committee shall be entitled to make such rules, regulations, determinations and Awards as it deems appropriate in respect of any employee who becomes eligible to participate in the Plan after the commencement of a Profit Pool Year.

         (g)      Amendment and Termination

                  The Plan may be amended or terminated by the Committee at any time or from time to time, provided that no such amendment shall adversely affect any Participant's rights or obligations with respect to any Outstanding Profit Pools without such Participant's consent. Notwithstanding the foregoing, the Committee may (but shall not be obligated to) amend the Plan from time to time so that the Plan does not constitute a "non-qualified deferred compensation plan" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and no consent of any Participant shall be required to any such amendment.

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         (h)      Beneficiaries

                  If a Participant dies prior to the Payout of Awards for a Profit Pool Year, any funds due to the Participant shall be paid to the Participant's Beneficiary.

         (i)      Funding

                  The Plan shall be unfunded. The Company shall not be required to establish any special segregation of assets to assure payments of Awards.

         (j)      Governing Law

                  All questions pertaining to the construction, validity and effect of the provisions of the Plan shall be determined in accordance with the law of the State of Delaware.

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